EXHIBIT 5.1
                                                                     -----------

             OPINION OF CROWE & DUNLEVY, A PROFESSIONAL CORPORATION


                                  March 7, 2005

GMX Resources Inc.
One Benham Place
9400 N. Broadway, Suite 600
Oklahoma City, OK  73114

Gentlemen:

     We have acted as counsel to GMX Resources Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of warrants to purchase up to 1,107,215 shares of common stock. Such shares of common stock are referred to herein as the "Securities."

     The registration statement under the Act with respect to the Securities is being filed with the Securities and Exchange Commission on or about March 9, 2005.

     We have examined and are familiar with originals or copies, the authenticity of which has been established to our satisfaction, of all such documents, corporate records, and other instruments as we have deemed necessary to express the opinion hereinafter set forth. Based on the foregoing, it is our opinion that the Securities to be sold in the manner described in the registration statement upon sale thereof in exchange for the consideration described in the registration statement will be validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the above-mentioned registration statement and to the use of our name in such registration statement and the prospectus included therein under the heading "Legal Matters."



                                    Respectfully submitted,

                                    Crowe & Dunlevy, A Professional Corporation

                                    By: /s/ Jeffrey T. Hills
                                        ----------------------------
                                        Jeffrey T. Hills